Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MADISON BANCORP, INC. (a Maryland Corporation),

CVLY CORP. (a Pennsylvania Corporation)

AND

CODORUS VALLEY BANCORP, INC. (a Pennsylvania Corporation)

DATED AS OF

JULY 22, 2014

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUBSIDIARY		19
4.1	Corporate Organization	19
4.2	Authority; No Violation	20
4.3	Consents	20
4.4	Reports	20
4.5	Agreements with Governmental Entities	21
4.6	Legal Proceedings	21
4.7	Parent Information Supplied	21
4.8	Absence of Certain Changes or Events	21
4.9	Compliance with Applicable Laws	21
4.10	Broker’s, Finder’s and Financial Adviser’s Fees	22
4.11	Financial Statements; SEC Filings; Books and Records	22

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		22
5.1	Covenants of Company	22
5.2	Covenants of Parent	25

ARTICLE VI ADDITIONAL AGREEMENTS		25
6.1	Regulatory Matters	25
6.2	Access to Information	26
6.3	No Solicitation; Unsolicited Proposals	27
6.4	Shareholder Meeting	29
6.5	Legal Conditions to Merger	29
6.6	Employees	30
6.7	Indemnification	30
6.8	Additional Agreements	31
6.9	Advise of Changes	32
6.10	Current Information	32
6.11	ESOP Matters	32
6.12	Compliance with Section 409A	32
6.13	Execution and Authorization of Bank Merger Agreement	33
6.14	Merger Covenants	33

ARTICLE VII CONDITIONS PRECEDENT		33
7.1	Conditions to Each Party’s Obligation To Effect the Merger	33
7.2	Conditions to Obligations of Parent	34
7.3	Conditions to Obligations of Company	34

ARTICLE VIII TERMINATION AND AMENDMENT		35
8.1	Termination	35
8.2	Effect of Termination	36
8.3	Amendment	36
8.4	Extension; Waiver	36

ARTICLE IX GENERAL PROVISIONS		36
9.1	Closing	36
9.2	Nonsurvival of Representations, Warranties and Agreements	37
9.3	Expenses; Breakup Fee	37
9.4	Notices	37
9.5	Interpretation	38
9.6	Counterparts	38
9.7	Entire Agreement	38
9.8	Governing Law	38
9.9	Enforcement of Agreement	39
9.10	Severability	39

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9.11	Publicity	39
9.12	Assignment; Limitation of Benefits	39
9.13	Additional Definitions	39

EXHIBITS

A	Form of Bank Merger Agreement
B	Form of Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2014 (this “Agreement”), is entered into by and among Codorus Valley Bancorp, Inc., a Pennsylvania corporation (“Parent”), CVLY Corp., a Pennsylvania corporation (“Acquisition Subsidiary”), and Madison Bancorp, Inc., a Maryland corporation (“Company”). Parent is executing this Agreement as the sole shareholder of CVLY Corp. and to signify its agreement to assume the obligations of Parent set forth herein (including, without limitation, the payment of the Merger Consideration). Notwithstanding the foregoing, and any reference herein to Parent as a “party” hereto, and consistent with Section 1922(d) of the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”), Parent shall not be deemed a “party” to the Merger for purposes of Section 1929 of the PBCL.

          WHEREAS, the Boards of Directors of Parent, Acquisition Subsidiary and Company have determined that it is in the best interests of their respective companies to consummate the business combination transaction provided for herein in which Parent will acquire Company through the merger of Acquisition Subsidiary, a wholly owned subsidiary of Parent, with and into Company (the “Merger”); and

          WHEREAS, as soon as practicable after the execution and delivery of this Agreement, PeoplesBank, a Codorus Valley Company, a bank and trust company organized under the Pennsylvania Banking Code of 1965 and a wholly-owned subsidiary of Parent (the “Parent Bank”), and Madison Square Federal Savings Bank, a federal savings bank and a wholly-owned subsidiary of the Company (the “Company Bank”), will enter into a Bank Plan of Merger (the “Bank Merger Agreement”), substantially in the form of Exhibit A hereto, pursuant to which the Company Bank shall merge with and into the Parent Bank (the “Bank Merger”), with the Parent Bank constituting the surviving bank (the “Surviving Bank”), and it is intended that the Bank Merger be consummated immediately following the consummation of the Merger; and

          WHEREAS, as a condition to the willingness of Parent to enter into this Agreement, each of the directors and executive officers of Company and/or Company Bank has entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with Parent (the “Company Voting Agreements”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of common stock of Company owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Company Voting Agreements; and

          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

          WHEREAS, unless otherwise indicated, capitalized terms shall have the meanings set forth in Section 9.13.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

          1.1          The Merger.

          Subject to the terms and conditions of this Agreement, in accordance with the PBCL and the General Corporation Law of the State of Maryland, as amended (“MGCL”), at the Effective Time, Acquisition Subsidiary will merge with and into Company, with Company being the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of Acquisition Subsidiary shall cease and the Company shall change its name to CVLY Corp.

          1.2          Effective Time.

          The Merger shall become effective on the date and at the time the articles of merger (the “Articles of Merger”) are filed with the Pennsylvania Department of State and Department of Assessments and Taxation of the

State of Maryland, or such later date and time as shall be specified therein. The term “Effective Time” shall be the date and time when the Merger becomes effective pursuant to the Articles of Merger.

          1.3          Effects of the Merger.

          The Merger shall have the effects set forth in Section 1929 of the PBCL and Section 3-114 of the MGCL.

          1.4          Conversion of Company Common Stock.

          At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                         (a)          Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive $22.90 cash, without interest (the “Merger Consideration”);

                         (b)          All shares of Company Common Stock that are owned by Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Parent or Company, including any shares of Company Common Stock held by Parent or Company or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by Parent, if any, in a fiduciary capacity, shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor; and

                         (c)          Each share of Acquisition Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          1.5          Options.

          At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option granted by Company to purchase shares of Company Common Stock which is outstanding, unexpired and unexercised immediately prior thereto, whether or not previously vested and exercisable (“Company Options”), shall automatically be converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Option and (y) the Merger Consideration, less the per share exercise price of such Company Option, without interest. In the event any Company Option is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code.

          1.6          Articles of Incorporation.

          The articles of incorporation of Company shall be amended at the Effective Time to change the name to CVLY Corp. and, as so amended, shall be the articles of incorporation of the Surviving Corporation.

          1.7          Bylaws.

          The bylaws of Company shall be amended at the Effective Time to read in their entirety as the bylaws of Acquisition Subsidiary in effect immediately prior to the Effective Time and, as so amended, shall be the bylaws of the Surviving Corporation.

          1.8          Directors and Officers.

          From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Acquisition Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Acquisition Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

          1.9          Reservation of Right to Revise Structure.

          Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent shall be entitled to revise the structure of the Merger, including without limitation, by merging Company into Parent, provided that (i) the consideration to be paid to the holders of Company Common Stock and Company Options under this Agreement is not thereby changed in kind or value or reduced in amount; and (ii) such modification will not delay or jeopardize the receipt of the Requisite Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise delay or jeopardize the satisfaction of any condition to Closing set forth in Article VII or otherwise adversely affect Company or the holders of the Company Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

ARTICLE II
EXCHANGE PROCEDURES

          2.1          Exchange Procedures.

          Each holder of record of shares of Company Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to exchange Company Common Stock for Merger Consideration in accordance with the following procedures:

                         (a)          If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name certificates of the shares of Company Common Stock (the “Company Stock Certificates”) so surrendered is registered, it shall be a condition to such payment that such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Company Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. The Exchange Agent (or, subsequent to the six-month anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Holder such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

                         (b)          After the Effective Time there shall be no further registration or transfers of shares of Company Common Stock. If, after the Effective Time, Company Stock Certificates are presented to the Parent, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

                         (c)          At any time following the one-year anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to Holders that was deposited with the Exchange Agent at the Effective Time (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by Parent), and Holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon due surrender of their Company Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Exchange Agent shall be liable to any Holder for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

                         (d)          In the event any Company Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate(s) to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Company Stock Certificate(s), Parent shall cause the Exchange Agent to issue the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Company Stock Certificates.

                         (e)          Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, consistent with the terms of this Agreement, governing the compliance by any Holder with the exchange procedures set forth herein.

                         (f)           Prior to the Effective Time, Parent will deposit with the Exchange Agent sufficient cash to permit timely payment of the aggregate Merger Consideration.

                         (g)          As soon as reasonably practicable but no later than five business days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Stock Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, whose shares or options were converted into the right to receive the Merger Consideration pursuant to Section 1.4, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificate(s) shall pass, only upon delivery of the Company Stock Certificate(s) (or affidavits of loss in lieu of such certificates)) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be determined by Parent and (ii) instructions for use in surrendering the Company Stock Certificate(s) in exchange for the Merger Consideration to be paid in consideration therefor upon surrender of such certificate. For shares of Company Common Stock held in book entry form, Parent shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to Company.

                         (h)          Upon surrender to the Exchange Agent of its Company Stock Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder will be entitled to receive promptly after the Effective Time the Merger Consideration in respect of the shares of Company Common Stock represented by its Company Stock Certificate. Until so surrendered, each such Company Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such certificate.

          2.2          Dissenters’ Rights.

          Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who has the right to demand and has properly demanded payment for the fair value of such shares in accordance with Sections 3-202 and 3-203 of the MGCL (or any successor provision) (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, but shall have the rights set forth in Section 3-202 of the MGCL (or any successor provision) unless such holder fails to perfect or otherwise loses such holder’s right to such payment. If, after the Effective Time, such holder fails to perfect or loses any such right to payment of the fair value of such shares, each such share held by such holder shall be converted as of the Effective Time into the right to receive Merger Consideration in accordance with Section 1.4. Company shall give prompt notice to Parent of any demands received by Company for appraisal of shares of Company Common Stock, withdrawals of such demands and any other instruments relating to appraisal rights delivered pursuant to the MGCL and received by Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

          Company hereby makes the following representations and warranties to Parent as set forth in this Article III. The exceptions disclosed in writing in the disclosure schedules of Company delivered herewith are referred to herein as the “Company Disclosure Schedules.”

          3.1          Corporate Organization.

                         (a)          Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. Company is registered as a bank holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The articles of incorporation and bylaws of Company, copies of which are attached at Section 3.1(a) of the Company Disclosure Schedules, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

                         (b)          Company Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. Deposit accounts of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Company Bank. Company Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The charter and bylaws of Company Bank, copies of which are attached at Section 3.1(b) of the Company Disclosure Schedules are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

                         (c)          Section 3.1(c) of the Company Disclosure Schedules sets forth a true, correct and complete list of all direct or indirect Subsidiaries of Company as of the date of this Agreement. Except as set forth at Section 3.1(c) of the Company Disclosure Schedules, Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Company Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as disclosed in Section 3.1(c) of the Company Disclosure Schedules, no Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

          3.2          Capitalization.

          The authorized capital stock of Company consists of 10,000,000 shares of Company Common Stock, of which 608,116 shares were issued and outstanding (with no shares held in treasury) as of the date hereof and 1,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), none of which were outstanding as of the date hereof. As of the date hereof, there are 41,270 shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the outstanding Company Options issued under the Company Stock Plan, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of Company. The names of the optionees, the grant date of each option, the number of shares subject to each such option, vesting schedule for each such option, the type of option (incentive stock option or nonqualified option), the expiration date of each such option, and the price at which each such option may be exercised under the Company Stock Plan are set forth in Section 3.2 of the Company Disclosure Schedules. Since March 31, 2014, Company has not issued any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock, other than shares of Company Common Stock issuable pursuant to the exercise of director or employee stock options granted under the Company Stock Plan.

          3.3          Authority; No Violation.

                         (a)          Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals specified herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for approval at the Company Special Meeting and, except for the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of Company (except for matters related to setting the date, time, place and record date for the Company Special Meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Acquisition Subsidiary of this Agreement) will constitute valid and binding obligations of Company, enforceable against Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

                         (b)          Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the charter or bylaws of Company or any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Laws applicable to Company or any of the Company Subsidiaries, or any of their respective properties or assets, or (y) except as set forth in Section 3.3(b) of the Company Disclosure Schedules, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the arising of a right of redemption against, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Company, any of the Company Subsidiaries, or any Affiliate thereof, under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company, any of the Company Subsidiaries, or any Affiliate of Company or any Company Subsidiary is a party, or by which Company’s or any of the Company Subsidiary’s properties or assets may be bound or affected.

          3.4          Consents and Approvals.

                         (a)          Except for (i) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (ii) the approval of this Agreement by the requisite vote of the shareholders of Company, (iii) the filing of the Articles of Merger with the Pennsylvania Department of State and the Department of Assessments and Taxation of the State of Maryland, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings or waivers thereof as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or any third party are necessary in connection with (1) the execution and delivery by Company of this Agreement, and (2) the consummation by Company of the Merger and the other transactions contemplated hereby, other than such filings, authorizations, approvals or consents as are to be obtained by Company with respect to the Company Contracts as are set forth in Section 3.13(b) of the Company Disclosure Schedules.

                         (b)          Company has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices, filings or waivers thereof referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

          3.5          Reports.

          Except as set forth in Section 3.5 of the Company Disclosure Schedules, since January 1, 2013, each of Company and the Company Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto (the “Company

Documents”), that any of them were required to file with any Governmental Entity or any other self-regulatory organization (collectively “Regulatory Agencies”), and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any of such Regulatory Agencies with respect to any report or statement relating to any examinations of Company or any of the Company Subsidiaries. Company has made available to Parent the Company Documents and to Company’s Knowledge the Company Documents have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

          3.6           Financial Statements; Books and Records.

          Company has previously made available to Parent true, correct and complete copies of the consolidated statements of financial condition of Company and the Company Subsidiaries as of March 31, 2014 and for the fiscal years ended March 31, 2014 and 2013 and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the fiscal years ended March 31, 2014 and 2013, accompanied by the audit report of Rowles & Company, LLP, independent public accountants with respect to Company. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.2(a)(i) will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.2(a)(i) will comply, with applicable accounting requirements and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.2(a)(i) will be, prepared in accordance with generally accepted accounting principles in the United States consistently applied during the periods involved (“GAAP”), except in each case as indicated in such statements or in the notes thereto, provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes. The books and records of Company and each of the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

          3.7          Loan Portfolio.

                         (a)          Except as set forth at Section 3.7(a) of the Company Disclosure Schedules, as of the date of this Agreement, none of Company nor any Company Subsidiary is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), with any director, officer subject to the requirements of Regulation O promulgated by the Board of Governors of the Federal Reserve System or five percent or greater shareholder of Company or any Company Subsidiary or any Affiliated Person of any of the foregoing.

                          (b)          All reserves or other allowances for loan losses reflected in Company’s financial statements referred to in Section 3.6 as of and for the year ended March 31, 2014 complied with all Laws and are adequate under GAAP. Neither Company nor Company Bank has been notified by the Bank Regulators or Company’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Company in establishing its reserves for the year ended March 31, 2014, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that the Bank Regulators or Company’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Company.

                         (c)          Company has previously furnished Parent with a complete list of all extensions of credit and other real estate owned (such real estate, “OREO”) that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. Company agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 8.1.

          3.8          Broker’s, Finder’s and Adviser’s Fees.

          Neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial adviser or incurred any liability for any fees or commissions to any broker, finder or financial adviser in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Sandler O’Neill & Partners, L.P. A true, correct and complete copy of Company’s engagement letter with Sandler O’Neill & Partners, L.P has been provided to Parent.

          3.9          Absence of Certain Changes or Events.

                         (a)          Except as set forth at Section 3.9 of the Company Disclosure Schedules, since March 31, 2014, (i) neither Company nor any Company Subsidiary has incurred any material liability of any nature whatsoever, whether absolute or contingent, accrued or otherwise due or to become due, except as contemplated by the Agreement or in the ordinary course of their business consistent with past practices and (ii) no event has occurred which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

                         (b)          Since March 31, 2014, Company and the Company Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with past practices.

        3.10          Legal Proceedings.

                         (a)          Neither Company nor any Company Subsidiary is a party to any, and there are no pending or, to the Knowledge of Company, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any Company Subsidiary.

                         (b)          Except as set forth at Section 3.10(b) of the Company Disclosure Schedules, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Company or any Company Subsidiary.

        3.11          Taxes and Tax Returns.

                         (a)          Except as set forth at Section 3.11(a) of the Company Disclosure Schedules, (i) all Tax Returns required to be filed by or on behalf of Company or any of the Company Subsidiaries have been filed or requests for extensions have been timely filed and any such pending extension has not expired; (ii) all Taxes shown on such Tax Returns as due and owing have been paid in full, and the Company has made adequate provision for any other Taxes shown on such Tax Returns in accordance with GAAP; (iii) to the Knowledge of the Company, there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of Company or any of the Company Subsidiaries, and no claim has been made by any Taxing Authority in a jurisdiction where Company or any of the Company Subsidiaries does not file Tax Returns that Company or any such Subsidiary is subject to Tax in that jurisdiction; (iv) there are no liens for Taxes on any of the assets of Company or any of the Company Subsidiaries, other than liens for Taxes not yet due and payable; (v) Company and each of the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (vi) Company has made available to Parent copies of federal and Maryland income Tax Returns of the Company and any of the Company Subsidiaries, and other material Tax Returns specifically requested by Parent, filed with respect to the taxable periods of Company ended on or after March 31, 2011; and (vii) neither Company nor any of the Company Subsidiaries has entered into or otherwise participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2).

                         (b)          Company is the “common parent,” and all of the Company Subsidiaries are “members,” of an “affiliated group” of corporations (as those terms are defined in Section 1504(a) of the Code) filing consolidated U.S. federal income tax returns (the “Company Group”). To the Knowledge of the Company, except as set forth on Section 3.11(b) of the Company Disclosure Schedules, neither Company nor any of the Company Subsidiaries is or has ever been a member of an affiliated group, or an affiliated, combined, consolidated, unitary or similar group for state or local Tax purposes, that includes any other entity that is not a member of the Company Group and neither Company nor any of the Company Subsidiaries is liable for any Taxes of any Person (other than

Company and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                         (c)          Except as set forth on Section 3.11(c) of the Company Disclosure Schedules, neither Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment (whether or not in connection with the transactions contemplated hereby) of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law). Set forth on Section 3.11(c) of the Company Disclosure Schedules is, for each employee entitled to benefits as a result of a change in control of Company or any Company Subsidiary (other than severance costs pursuant to Section 6.6(d)) of the type that would be included in the calculation of an “excess parachute payment,” a good faith calculation of such employee’s change in control payments and benefits and whether an “excess parachute payment” will occur, including any gross-up provisions as a result of the applicability of Section 280G.

        3.12          Employee Benefit Plans.

                         (a)          Section 3.12(a) of the Company Disclosure Schedules sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or other employee benefit arrangement, agreement, program or policy that is sponsored by, maintained or contributed to as of the date of this Agreement, or that has within the last six years been sponsored by, maintained or contributed to, by Company or any of the Company Subsidiaries or any other entity which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) or under which Company or any such Subsidiary has any liability (collectively, the “Plans”). With respect to the Plans, except as set forth on Section 3.12(a) of the Company Disclosure Schedules:

                                       (i) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Company or any Company Subsidiary beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under a Plan that is an “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits under a Plan that are accrued as liabilities on the books of Company or any Company Subsidiary, or (D) benefits the full cost of which is borne by the current or former employee (or such former or current employee’s beneficiary);

                                        (ii) no Plan is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA);

                                        (iii) no Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA);

                                        (iv) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Company or any Company Subsidiary that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a “parachute payment” within the meaning of Code Section 280G after giving effect to the transactions contemplated by this Agreement, including the agreements referenced in Section 6.6(e), nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee.

                         (b)          Company has heretofore delivered or made available to Parent true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last five years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description (or any other such summary of the terms and conditions of the Plan) and any summaries of material modification for such Plan, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding five plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the IRS, the Department of Labor or any other governmental agency.

                         (c)          Except as set forth at Section 3.12(c) of the Company Disclosure Schedules:

                                   (i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code;

                                   (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and (A) any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code, (B) each such Plan has received from the IRS a favorable determination letter to such effect upon which Company or a Company Subsidiary is entitled to rely as to such matters and which is currently applicable, and (C) neither Company nor any Company Subsidiary is aware of any circumstance or event which would jeopardize the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code;

                                   (iii) all contributions or other amounts payable by Company or any Company Subsidiary as of the Effective Time with respect to each Plan, and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years, have been paid or accrued in accordance with generally accepted accounting practices and, to the extent applicable, Section 412 of the Code;

                                   (iv) neither Company nor any Company Subsidiary has engaged in a transaction in connection with which Company or any Company Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and no transaction has occurred which involves the assets of any Plan and which could subject Company or any Company Subsidiary or any of the directors, officers or employees of Company or any Company Subsidiary, or a trustee, administrator or other fiduciary of any trusts created under any Plan to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA;

                                   (v) neither the Company nor any Subsidiary has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under Section 409A of Code;

                                    (vi) to the Knowledge of Company and any Company Subsidiary, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto;

                                    (vii) all Plans could be terminated prior to or as of the Effective Time without material liability in excess of the amount accrued with respect to such Plan in the financial statements referred to in Sections 3.6 and 6.2 hereto; and

                                      (viii) all reports and information required to be filed with the Department of Labor and IRS or provided to plan participants and their beneficiaries with respect to each Plan have been filed or provided, as applicable, and all annual reports (including Form 5500 series) of such Plans were, if applicable, certified without qualification by each Plan’s accountants and actuaries.

        3.13       Certain Contracts.

                      (a)          Except as set forth at Section 3.13(a) of the Company Disclosure Schedules, neither Company nor any Company Subsidiary is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Company, or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by Company or any of the Company Subsidiaries, (iv) with or to a labor union or guild (including any collective bargaining agreement), or (v) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (v), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan). Except as set forth at Section 3.13(a) of the Company Disclosure Schedules, there are no employment, consulting and deferred compensation agreements to which Company or any of its Subsidiaries is a party. Section 3.13(a) of the Company Disclosure Schedules sets forth a list of all material contracts (as defined in Item 601(b)(10) of

Regulation S-K) of Company or any of the Company Subsidiaries. Each contract, arrangement or commitment of the type described in this Section 3.13(a), whether or not set forth in Section 3.13(a) of the Company Disclosure Schedules, is referred to herein as a “Company Contract,” and neither Company nor any of the Company Subsidiaries has received notice of, nor do any executive officers of such entities know of, any violation of any Company Contract.

                         (b)          (i) Each Company Contract is a valid and binding obligation of Company or the Company Subsidiary party thereto and in full force and effect, (ii) Company and the Company Subsidiaries have in all material respects performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Company or any of the Company Subsidiaries under any such Company Contract, and (iv) except as set forth in Section 3.13(b) of the Company Disclosure Schedules, none of the Company Contracts require the consent or approval of any other party thereto in connection with the consummation of the transactions contemplated by this Agreement and in order to provide Parent (or Acquisition Subsidiary) with the full benefit of the rights of Company or the Company Subsidiary that is a party thereto from and after the Merger.

          3.14        Agreements with Regulatory Agencies.

          Neither Company nor any Company Subsidiary is subject to any cease-and-desist or other order issued by, nor is Company or any Company Subsidiary a party to any written agreement, consent agreement or memorandum of understanding with, nor has it adopted any board resolutions at the request of (each, a “Regulatory Agreement”) any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Company nor any Company Subsidiary been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

          3.15        Environmental Matters.

                         (a)          Each of Company and the Company Subsidiaries is in material compliance with all applicable federal and state laws and regulations relating to pollution or protection of the environment, including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (hereinafter referred to as “Environmental Laws”).

                         (b)          There is no suit, claim, action, proceeding, investigation or notice pending or, to the Knowledge of Company, threatened in which Company or any Company Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance, with any Environmental Law or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by Company or any Company Subsidiary.

                         (c)          To the Knowledge of Company, during the period of Company’s or any Company Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials on any such property.

                         (d)          To the Knowledge of Company, neither Company nor any Company Subsidiary has made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance with any Environmental Law as to any property securing such loan, or (ii) the release or the threatened release into the environment of any Hazardous Material by such Person on any property securing such loan.

          3.16        Properties and Assets.

          Except for (a) items reflected in Company’s consolidated financial statements as of March 31, 2014 referred to in Section 3.6, (b) the standard or pre-printed exclusions from coverage in any owner’s policy of title insurance and easements, covenants, restrictions, reservations, rights-of-way and other similar matters of record as of the date of this Agreement which do not interfere materially with Company’s or any Company Subsidiary’s use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.6), (d) such matters as would be disclosed by a current and accurate survey and inspection of the property, but to the Knowledge of the Company, no such matters exist that would interfere with the current use of such property, (e) zoning permits, ordinances and regulations affecting the property, as to which Company has not received notice of non-compliance from any Governmental Entity, and (f) items listed in Section 3.16 of the Company Disclosure Schedules, Company and each Company Subsidiary have good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances. Company and each Company Subsidiary, as lessee, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and neither Company nor any Company Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since March 31, 2014. To the Knowledge of the Company, all properties and assets used by Company and each Company Subsidiary comply in all material respects with all Laws relating thereto now in effect. Company and each Company Subsidiary enjoys peaceful and undisturbed possession under all leases for the use of all property under which they are lessees, and, to the Knowledge of the Company, all leases to which Company is a party are valid and binding obligations in accordance with the terms thereof. Neither Company nor any Company Subsidiary is in material default with respect to any such lease, and there has occurred no default by Company or any Company Subsidiary or, to the Knowledge of the Company, event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease.

          3.17          Insurance.

          As of the date hereof, neither Company nor any Company Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any insurance policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by Company and Company Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance by Company and the Company Subsidiaries with all requirements of Law and agreements to which Company or any of the Company Subsidiaries is subject or is party, and is, to Company’s Knowledge, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Company and the Company Subsidiaries. True, correct and complete copies of all such policies and bonds, as in effect on the date hereof, have been made available to Parent.

          3.18          Compliance with Applicable Laws.

                            (a)          Each of Company and any Company Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Company nor any Company Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

                            (b)          Each of Company, the Company Subsidiaries and employees hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) that are required for the operation of the respective businesses of Company and the Company Subsidiaries as presently conducted.

                            (c)          Company Bank is “well capitalized” and “well managed” under applicable regulatory definitions, and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory.”

                            (d)          Neither Company nor any Company Subsidiaries, nor any of their directors, officers or employees, has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the Knowledge of Company, threatened.

                            (e)          Since January 1, 2013, neither Company nor any Company Subsidiary, nor to the Knowledge of Company any other Person acting on behalf of Company or any of the Company Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains. Company and each of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws have, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, the U.S. Anti-Money Laundering Laws and the rules and regulations issued thereunder.

      3.19            Loans.

                         (a)          All loans owned by Company or any Company Subsidiary, or in which Company or any Company Subsidiary has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

                         (b)          Except as set forth in Section 3.19(b) of the Company Disclosure Schedules, all loans owned by Company or any Company Subsidiary, or in which Company or any Company Subsidiary has an interest, have been made or acquired by Company or the Company Subsidiary in accordance with board of director-approved loan policies or, in the case of exceptions, in accordance with the approval requirements set forth in board of director-approved loan policies, and all of such loans are collectable, except to the extent reserves have been made against such loans in Company’s consolidated financial statements at March 31, 2014, referred to in Section 3.6. Each of Company and each Company Subsidiary holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by Company and each Company Subsidiary are with full recourse to the borrowers (except as set forth at Section 3.19(b) of the Company Disclosure Schedules), and neither Company nor any Company Subsidiary has taken any action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. All loans purchased or originated by Company or any Company Subsidiary and subsequently sold by Company or any Company Subsidiary have been sold without recourse to Company or any Company Subsidiary and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of each of March 31, 2014, and May 31, 2014, prepared by Company, which reports include all loans delinquent or otherwise in default, have been made available to Parent. True, correct and complete copies of the currently effective lending policies and practices of Company and each Company Subsidiary also have been made available to Parent.

                         (c)          Each outstanding loan participation sold by Company or any Company Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including Company or any Company Subsidiary) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Company or any Company Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. Company and each Company Subsidiary have properly fulfilled in all material respects their contractual responsibilities and duties in any loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

                         (d)          Company and each Company Subsidiary have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by them.

                         (e)          Section 3.19(e) of the Company Disclosure Schedules sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by Regulation O of the Board of Governors of the Federal Reserve System.

                         (f)          Section 3.19(f) of the Company Disclosure Schedules sets forth a listing, as of March 31, 2014, by account, of: (a) all loans (including loan participations) of Company Bank or any other Company Subsidiary that have had their respective terms to maturity accelerated during the past twelve months; (b) all loan commitments or lines of credit of Company Bank or any other Company Subsidiary which have been terminated by Company Bank or any other Company Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified Company Bank or any other Company Subsidiary during the past twelve months of, or has asserted against Company Bank or any other Company Subsidiary, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party which has given Company Bank or any other Company Subsidiary any oral notification of, or orally asserted to or against Company Bank or any other Company Subsidiary, any such claim; (d) all loans, (i) that are contractually past due 90 days or more in the payment of principal and/or interest, (ii) that are on non-accrual status, (iii) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (iv) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (v) where a specific reserve allocation exists in connection therewith; and (e) all assets classified by Company Bank or any Company Subsidiary as OREO, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

          3.20          Affiliates.

          Each director, executive officer and other Person who is an “affiliate” (within the meaning of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)) of Company is listed at Section 3.20 of the Company Disclosure Schedules.

          3.21          Fairness Opinion.

          Company has received an opinion from Sandler O’Neill & Partners, L.P. to the effect that, in its opinion, the consideration to be paid to the shareholders of Company hereunder is fair to such shareholders from a financial point of view (the “Fairness Opinion”), and Sandler O’Neill & Partners, L.P. has consented to the inclusion of the Fairness Opinion in the proxy statement to be used in soliciting the approval of Company’s shareholders (“Proxy Materials”).

          3.22          Labor and Employment Matters.

          (a) There are no labor or collective bargaining agreements to which Company or any Company Subsidiary is a party, (b) there is no labor organization or union that is certified or recognized as the collective bargaining representative for any employees of Company or any Company Subsidiary, (c) no unfair labor practice charges or representation petitions have been filed with the National Labor Relations Board against, or with respect to, employees of Company or any Company Subsidiary, and neither Company nor any Company Subsidiary has received any notice or communication reflecting an intention or a threat to file any such complaint or petition, (d) there are not, and in the preceding twelve (12) months have not been, any strikes or concerted refusals to work or any threats thereof by any employee of Company or any Company Subsidiary, and (e) no claim has been asserted with respect to Company or any Company Subsidiary asserting a violation of present law or regulation relating to employee relations that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

          3.23          Intellectual Property.

          Section 3.23 of the Company Disclosure Schedules lists all (i) material trademarks and tradenames owned by Company and any Company Subsidiary, indicating for each whether or not it is registered or is the subject of a pending application with the U.S. Patent and Trademark Office, (ii) software owned or licensed by Company any Company Subsidiary that is material to the operation of the business of Company or any Company Subsidiary, (iii) patents and patent applications owned or filed by or on behalf of Company or any Company Subsidiary, and (iv) material licenses and other agreements relating to the foregoing (whether as licensor or licensee) (the “Scheduled IP”). Except as set forth at Section 3.23 of the Company Disclosure Schedules, to Company’s Knowledge, no

claims are currently being asserted by any Person challenging or questioning Company’s or any Company Subsidiary’s right to use any Scheduled IP or challenging or questioning the validity or effectiveness of any Scheduled IP.

          3.24          Internal Controls.

          None of Company’s or the Company Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

          3.25          Anti-takeover Provisions Inapplicable; Required Vote.

          The Company has taken all necessary action to exempt the transactions contemplated by this Agreement from all applicable state takeover laws and any comparable provisions in the articles of incorporation or bylaws of the Company or any “Rights Agreement,” “Poison Pill” or similar anti-takeover agreement or plan to which the Company or any Company Subsidiary is a party. The affirmative vote of a majority of the issued and outstanding shares of Company Common Stock is required to approve this Agreement and the Merger under Company’s articles of incorporation and bylaws and the MGCL.

          3.26          Brokered Deposits.

          As of the date of this Agreement, neither Company nor any Company Subsidiary has accepted, renewed or rolled over any “brokered deposits” as defined in 12 CFR Section 337.6(a)(2) in violation of any rules or regulations applicable to the acceptance, renewal or rolling over of such brokered deposits, including, without limitation, 12 CFR Section 337.6.

          3.27          Registration Obligations.

          Neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

          3.28          Related Party Transactions.

          Except as set forth in Section 3.28 of the Company Disclosure Schedules, neither Company nor any Company Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Company or any Company Subsidiary or other Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of Company or any Company Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of Company, neither Company nor any Company Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Company is inappropriate.

          3.29          Risk Management Instruments.

          Neither Company nor any Company Subsidiary is a party to any material interest rate swap, cap, floor, option agreement, futures and forward contract or other similar risk management arrangement, whether entered into for Company’s own account, or for the account of one or more of Company’s Subsidiaries or their customers.

          3.30          Trust Accounts.

          Company and each Company Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Company nor any Company Subsidiary, and to the Knowledge of Company, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

          3.31          Investment Securities and Commodities.

          Company and the Company Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or a Company Subsidiary. Such securities and commodities are valued on the books of Company in accordance with GAAP.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUBSIDIARY

          Each of Parent and Acquisition Subsidiary hereby makes the following representations and warranties to Company as set forth in this Article IV, each of which is being relied upon by Company as a material inducement to enter into and perform this Agreement. The exceptions disclosed in writing in the disclosure schedules of Parent and Acquisition Subsidiary delivered herewith are referred to herein as the “Parent Disclosure Schedules.”

          4.1          Corporate Organization.

                         (a)          Each of Parent and Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of Parent and Acquisition Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company with the FRB. The articles of incorporation and bylaws of Parent and Acquisition Subsidiary, copies of which have previously been made available to Company, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

                         (b)          Parent Bank is a Pennsylvania state-chartered bank and trust company. Deposit accounts of Parent Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Parent Bank. Parent Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation and bylaws of Parent Bank, copies of which have previously been made available to Company, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

          4.2          Authority; No Violation.

                         (a)          Each of Parent and Acquisition Subsidiary has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Parent and Acquisition Subsidiary. No other corporate proceedings on the part of Parent or Acquisition Subsidiary are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Parent and Acquisition Subsidiary and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Parent and Acquisition Subsidiary, enforceable against Parent and Acquisition Subsidiary in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally.

                         (b)          Neither the execution and delivery of this Agreement by Parent or Acquisition Subsidiary nor the consummation by Parent or Acquisition Subsidiary of the transactions contemplated hereby, nor compliance by Parent or Acquisition Subsidiary with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Parent or Acquisition Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any Laws applicable to Parent or Acquisition Subsidiary or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent, Acquisition Subsidiary or Parent Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Acquisition Subsidiary or Parent Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

          4.3          Consents.

                         (a)          Except for (i) the filing of applications, notices or waiver requests, as applicable, with the Bank Regulators and approval of such applications and notices, (ii) the approval of this Agreement by the requisite vote of the shareholders of Company, (iii) the filing of the Articles of Merger with the Pennsylvania Department of State and the Department of Assessments and Taxation of the State of Maryland, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, no consents or approvals of or filings or registrations with any Governmental Entity or, to Parent’s Knowledge, any third party are necessary to be obtained by Parent or Acquisition Subsidiary in connection with (1) the execution and delivery by Parent and Acquisition Subsidiary of this Agreement, and (2) the consummation by Parent and Acquisition Subsidiary of the Merger and the other transactions contemplated hereby, except for such consents, approvals or filings the failure of which to obtain will not have a Material Adverse Effect on Parent and the consents on Section 3.13(b) of the Company Disclosure Schedules.

                         (b)          Neither Parent nor Acquisition Subsidiary has any Knowledge of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices or filings referred to in Section 4.3(a) cannot be obtained or granted on a timely basis, except as described in Section 4.3(b) of the Parent Disclosure Schedules.

          4.4          Reports.

          Since January 1, 2013, Parent and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto (the “Parent Documents”), that they were required to file with any Regulatory Agency, and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any of such Regulatory Agencies with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries. Parent has made available to Company the Parent Documents and to Parent’s Knowledge the Parent

Documents have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

          4.5          Agreements with Governmental Entities.

          Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

          4.6          Legal Proceedings.

                         (a)          Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement.

                         (b)          There is no injunction, order, judgment, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement.

          4.7          Parent Information Supplied.

          The information relating to Parent and its Subsidiaries to be provided by Parent for inclusion in the Proxy Materials, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

          4.8          Absence of Certain Changes or Events.

                         (a)          Except as set forth in Parent’s quarterly report on Form 10-Q for the period ended March 31, 2014 or in any other filing made by Parent with the SEC since March 31, 2014, since March 31, 2014, (i) neither Parent nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business consistent with their past practices and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                         (b)          Since March 31, 2014, Parent and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

          4.9          Compliance with Applicable Laws.

                         (a)          Each of Parent and any Parent Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Parent nor any Parent Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

                         (b)          Each of Parent, its Subsidiaries and employees holds all Permits that are required for the operation of the respective businesses of Parent and its Subsidiaries as presently conducted.

                         (c)          Parent Bank is “well capitalized” and “well managed” under applicable regulatory definitions, and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory.”

                         (d)          Neither Parent nor any of its Subsidiaries, nor any of their directors, officers or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the Knowledge of Parent, threatened.

                         (e)          Since January 1, 2014, neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent any other Person acting on behalf of Parent or any of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of Unlawful Gains, nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains. Parent and each of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws have, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, the U.S. Anti-Money Laundering Laws and the rules and regulations issued thereunder.

          4.10          Broker’s, Finder’s and Financial Adviser’s Fees.

          Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial adviser or incurred any liability for any broker’s, finder’s or financial adviser’s fees or commissions in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Boenning & Scattergood, Inc.

          4.11          Financial Statements; SEC Filings; Books and Records.

          Parent has previously made available to Company true, correct and complete copies of the consolidated statements of financial condition of Parent and its Subsidiaries as of December 31, 2013 and for the fiscal years ended December 31, 2013 and 2012 and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2013 and 2012, accompanied by the audit reports of BDO USA, LLP and ParenteBeard LLC, independent public accountants with respect to Parent as reported in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC under the Exchange Act. The financial statements referred to in this Section 4.11 (including the related notes, where applicable) fairly present the results of the consolidated operations and consolidated financial condition of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP. Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 complies in all material respects with the Exchange Act and the rules and regulations of the SEC with respect thereto, including, without limitation, the accounting requirements for such reports under rules and regulations of the SEC with respect thereto, and Parent has previously delivered or made available to Company true, correct and complete copies of such report. The books and records of Parent and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

          5.1          Covenants of Company.

          During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, Company and each Company Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. Company will use its reasonable best efforts to (x) preserve its business organization and that of each Company Subsidiary intact, (y) keep available to itself and Parent the present services of the employees of Company and each Company Subsidiary and (z) preserve for itself and Parent the goodwill of the customers of Company and each Company Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedules or as otherwise expressly provided in this Agreement or consented to by Parent in writing, Company shall not, and shall not permit any Company Subsidiary to:

                         (a)          declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

                         (b)          (i) split, combine or reclassify any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the Company Stock Plan in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of Company or any Company Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of Company or any Company Subsidiary;

                         (c)          issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, including, but not limited to, shares issuable in connection with the ESOP, other than the issuance of Company Common Stock pursuant to stock options to acquire Company Common Stock granted pursuant to the Company Stock Plan and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;

                         (d)          amend its articles of incorporation or bylaws, except as may be required by law;

                         (e)          make capital expenditures aggregating in excess of $100,000.00;

                         (f)          enter into any new line of business;

                         (g)          acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

                         (h)          take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

                         (i)          change its methods of accounting in effect at March 31, 2014, except as required by changes in GAAP or regulatory accounting principles;

                         (j)          (i) except as required by applicable Law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Company and any Company Subsidiary and one or more of its current or former directors or officers, (ii) increase in any manner the compensation of any director, executive officer or other employee who is a party to a contract relating to employment or severance referenced in Section 3.13, or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) except as set forth in Section 5.1(j)(iii) of the Company Disclosure Schedules, enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, executive officer or employee who is a party to a contract relating to employment or severance referenced in Section 3.13 of compensation or benefits, (iv) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any employee who is not a director or executive officer or who is not a party to a contract relating to employment or severance referenced in Section 3.13 of compensation or benefits, other than normal annual cash increases in pay, consistent with past practice and not exceeding 2.5% of the aggregate compensation paid to non-executive, non-commissioned employees, (v) hire any new employee at an annual compensation in excess of $60,000, except for the specific positions to be filled as listed in Section 5.1(j)(v) of the Company Disclosure Schedules; or (vi) promote to a rank of vice president or more senior any employee;

                         (k)          except for deposits, Federal Home Loan Bank advances or other short-term borrowings with a maturity of one year or less or borrowings under Company’s existing lines of credit, in each case in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money (other than deposit liabilities), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for accepting, negotiating and paying checks and payment orders in the ordinary course of its banking business and rollovers of existing Federal Home Loan Bank advances for a term not to exceed five years;

                         (l)          sell, purchase, enter into a lease exceeding a term of 18 months, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

                         (m)          make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;

                         (n)          make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of Company or any Company Subsidiary;

                         (o)          incur deposit liabilities, other than in the ordinary course of business consistent with past practices, including making changes to deposit pricing policies, and which would not materially change the risk profile of Company based on its existing deposit and lending policies, or accept any brokered deposit having a maturity longer than 365 days;

                         (p)          (i) purchase any loans, (ii) sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation, or (iii) sell or dispose of any loans outside the normal course of mortgage banking activities or non-residential OREO without the prior written consent of Parent;

                         (q)          make any new loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) in an amount in excess of $500,000 for a commercial real estate loan or $500,000 for a commercial business loan, or any residential loan, except (i) residential loans individually in amounts under $417,000 that are made in conformance with secondary market guidelines and are secured by residential real estate located in Maryland or Pennsylvania or (ii) construction to permanent secondary market loans, whose interest rate, terms, appraisals and underwriting do not make the loan immediately available for sale in the secondary market; in addition, the prior approval of Parent is required with respect to the following: (i) any new loan or credit facility commitment in the amount of $100,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with Company and the Company Subsidiaries, in the aggregate, exceeds $1 million prior thereto or as a result thereof; (ii) any unsecured consumer loans; (iii) any new loan or credit facility commitment in excess of $100,000 to any Person residing, or any property located, outside of the Commonwealth of Pennsylvania or State of Maryland; (iv) any overdraft exceeding credit facility limits to commercial clients in excess of $20,000; (v) any new commercial or residential site development construction loans; (vi) any advances on existing construction loans other than pursuant to the terms thereof, including any inspections required thereby to be conducted prior to disbursement of any such advances; and (vii) any new credit or loan to an existing relationship that is rated “special mention,” “substandard,” or some more adverse classification;

                         (r)          take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of Regulatory Approvals;

                         (s)          make any investments other than in overnight federal funds and U.S. Treasuries that have a maturity date that does not exceed three months;

                         (t)          sell or purchase any mortgage loan servicing rights;

                         (u)          undertake or enter any lease, contract or other commitment for its account, involving a loan or payment of more than $50,000, or containing a material financial commitment and extending beyond twelve (12) months from the date hereof, other than in the ordinary course of business;

                         (v)          sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Company or any Company Subsidiary taken as a whole;

                         (w)          settle, discharge, pay or compromise any litigation, claim, suit, arbitration or other legal action or proceeding involving the Company or any Company Subsidiary, except as in the ordinary course of the Company’s lending business consistent with established past practice, and which involves money damages incurred by either the Company or any Company Subsidiary in an amount not to exceed $25,000 individually or $50,000 in the aggregate; or

                         (x)          issue any broadly distributed communication to all employees or groups of employees that does not support the Merger or other transactions or actions contemplated by this Agreement; or

                         (w)          agree or commit to do, or adopt any resolution of the Board of Directors of the Company or any Company Subsidiary to do, any of the foregoing.

The consent of Parent to any action by Company or any Company Subsidiary that is not permitted by any of the preceding clauses (a) through (x) shall be evidenced by a writing signed by the President or any Executive Vice President of Parent.

          5.2          Covenants of Parent

          During the period from the date of this agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Parent will not, and will cause each of its Subsidiaries not to:

                         (a)           take any action that (i) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (ii) is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or that would reasonably be expected to materially delay consummation of the transactions contemplated hereby, except as required by applicable law;

                         (b)           take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of Regulatory Approvals; or

                         (c)           agree or commit to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS

          6.1          Regulatory Matters.

                         (a)          As promptly as reasonably practicable following the date hereof, Company shall prepare the Proxy Materials, including the proxy statement relating to the matters to be submitted to Company shareholders at Company’s Special Meeting, which Proxy Materials shall conform to all applicable legal requirements. Company shall provide the Proxy Materials to Parent for review and approval prior to distribution to Company shareholders, which approval shall not be unreasonably withheld, delayed or conditioned. Parent shall prepare and furnish such information relating to it and its directors, officer and shareholders as may be reasonably requested by Company in connection with the Proxy Materials. Company shall cause the Proxy Materials to be mailed to Company shareholders as promptly as practicable following the date hereof. If at any time prior to the Effective Time any information relating to Company, or its respective affiliates, officers or directors, should be discovered by Parent or Company, which should be set forth in an amendment or supplement to any of the Proxy Materials so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly disseminated to the shareholders of Company.

                         (b)          The information regarding Company and the Company Subsidiaries to be supplied by Company for inclusion in the Proxy Materials will not, at the time the Proxy Materials are disseminated to Company shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                         (c)          The information regarding Parent and its Subsidiaries to be supplied by Parent for inclusion in the Proxy Materials will not, at the time the Proxy Materials are disseminated to Company shareholders, contain any untrue statement of a material fact or omit to state any material fact to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                         (d)          As promptly as practicable but no longer than 45 days following the date hereof, Parent and Company will prepare and file, and will cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations or waivers thereof of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger). Parent and Company shall cooperate with each other to effect the foregoing. Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Company and Parent, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

                         (e)          Parent and Company shall promptly advise each other upon receiving: (i) any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed; (ii) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent or Company or its respective representatives); and (iii) any legal actions threatened or commenced against or otherwise affecting Parent or Company or any of their respective Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Parent or Company, its respective Subsidiaries or its respective representatives).

          6.2          Access to Information.

                         (a)          Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, subject to applicable Laws relating to the exchange of information, during such period, Company shall make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent shall receive notice of all meetings of the Company Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all Company representatives to such meetings are provided notice). A representative of Parent shall be permitted to attend all meetings of the Board of Directors (except for the portion of such meetings which relate to the Merger or a Superior Proposal or as may be necessary or appropriate in order to preserve attorney client privilege) and such meetings of committees of the Board of Directors and management of Company which Parent desires. Parent will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement. Notwithstanding the foregoing, Company shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of its customers, jeopardize the attorney-client privilege, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

                         (b)          Company and Parent shall meet on a regular basis to discuss and plan for the conversion of Company’s data processing and related electronic informational systems to those used by Parent, which planning shall include, but not be limited to, discussion of the possible termination by Company of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Company in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Company shall not be obligated to take any such action prior to the Effective Time and, unless Company otherwise agrees, no conversion shall take place prior to the Effective Time.

                         (c)          Company shall provide Parent, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification (ASC) 310-40, Troubled Debt Restructurings by Creditors, and (ii) all Company Delinquent Loans). On a monthly basis, Company shall provide Parent with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

                         (d)          No investigation by either of the parties or their respective representatives shall relieve any other party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the conditions set forth in Article VII or compliance by Company with the covenants set forth in Section 5.1.

                         (e)          Company shall provide Parent with true, correct and complete copies of all financial and other information provided to directors of Company in connection with meetings of their Boards of Directors or committees thereof. Without limiting the generality of the foregoing, Company shall deliver to Parent financial statements of Company and its Subsidiaries for any dates or periods after December 31, 2013 through the Closing Date as soon as they are available.

          6.3          No Solicitation; Unsolicited Proposals.

                         (a)          From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, Company shall not, shall cause each of Company’s Subsidiaries and Company’s and such Company Subsidiaries’ respective officers and directors not to, and shall not authorize or permit its non-officer employees, investment bankers, attorneys, accountants or other agents or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information), any inquiries or the making or submission of, or any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, a Competing Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to Company or any Company Subsidiary or afford access to the properties, assets, books or records or employees of Company or any Company Subsidiary to, any Person, or “group” (as defined under Section 13(d) of the Exchange Act ) other than Parent and its Subsidiaries and Representatives (any such Person or “group” and its Representatives (excluding the Company’s and Parent’s Representatives in their capacity as such), a “Third Party”) relating to a Competing Proposal, (iii) accept, approve, endorse or recommend a Competing Proposal, or (iv) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating a Competing Proposal or enter into any agreement, arrangement, undertaking, contract, commitment or understanding requiring Company to abandon, terminate or fail to consummate the Transactions contemplated by this Agreement. Company shall, and shall cause the Company Subsidiaries and Company’s and such Company Subsidiaries’ respective Representatives to, immediately cease and terminate any existing solicitation, encouragement, activity, discussion or negotiation with any Third Party heretofore conducted by Company, the Company Subsidiaries or their respective Representatives with respect to a Competing Proposal.

                         (b)          Notwithstanding the restrictions set forth in Section 6.3(a), if, at any time prior to the Effective Time, (i) Company receives an unsolicited bona fide written Competing Proposal from a Third Party and (ii) the Company Board of Directors (A) determines in good faith (after consultation with Company’s financial advisor and outside legal counsel) that such Competing Proposal is, or could reasonably be expected to lead to, a Superior Proposal and (B) determines in good faith, after consultation with Company’s financial advisor and outside legal counsel, that the failure to take any such action could reasonably be expected to result in a breach of its fiduciary duties to Company’s shareholders under applicable law, Company may, subject to its giving Parent prior written notice (which notice shall contain a description of the material terms of the Competing Proposal and a statement to the effect that the Company Board of Directors has made the determination required by this Section 6.3(b) and Company intends to furnish non-public information to, or enter into discussions or negotiations with, such Third Party), (x) furnish information with respect to Company and Company Subsidiaries to such Third Party pursuant to a confidentiality agreement, provided, that a copy of all such information is delivered simultaneously to Parent to the extent it has not previously been so furnished to Parent and (y) participate or engage in discussions or negotiations with such Third Party regarding such Competing Proposal (including by requesting that such Third Party amend the terms of such Competing Proposal so that it may be a Superior Proposal).

                         (c)          In addition to any prior notice obligations contained in Section 6.3(b), Company shall as promptly as practicable (and in any event within forty-eight (48) hours) notify Parent of any Competing Proposal that Company receives or of any request for information or inquiry that Company receives which relates to or could reasonably be expected to lead to a Competing Proposal, which notification shall include the material terms and conditions of such Competing Proposal, request or inquiry. Company shall keep Parent informed on a reasonably current basis (but in any event within 48 hours) of the status and material terms and conditions (including all amendments or proposed amendments) of any such Competing Proposal, request or inquiry. Company shall provide Parent with at least forty eight (48) hours prior notice of a meeting of the Company Board of Directors (or such lesser notice as is provided to the members of the Company Board of Directors) at which the Company Board of Directors is reasonably expected to consider a Competing Proposal.

                         (d)          Nothing contained in this Agreement shall prohibit Company from (i) taking and disclosing to its shareholders a position as contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its shareholders that the Company Board of Directors determines in good faith (after consultation with its outside legal counsel) it is required to disclose in order to not breach its fiduciary duties to the Company’s shareholders under applicable law, subject to compliance with the requirements of Sections 6.3(a), (b), and (c) and Section 6.4.

                         (e)          Company shall not release or waive any provision of any confidentiality, “standstill” or similar agreement to which Company or any Company Subsidiary is a party. Company will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent.

                         (f)          Company or its Representatives shall promptly after the date of this Agreement instruct that each Person which has heretofore executed a confidentiality agreement relating to a Competing Proposal with or for the benefit of Company to promptly return or destroy (which destruction shall be certified in writing by such Person to Company) all information, documents and materials relating to a Competing Proposal or to Company or its businesses, operations or affairs heretofore furnished by Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person and to destroy all summaries, analyses or extracts of or based upon such information in the possession of such Person or any of its Representatives.

          6.4          Shareholder Meeting.

                         Company shall take all reasonable steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the date hereof for the purpose of voting upon the approval of this Agreement and the Merger (the “Special Meeting”). At such Special Meeting, Company also may submit to its shareholders proposals typically considered at its annual meeting of shareholders, including the election of directors and the ratification of auditors. Management and the Board of Directors of Company shall recommend to its shareholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby; provided, however, that Company shall not be obligated to so recommend or oppose (a “Change in Recommendation”), as the case may be, if at any time prior to the Effective Time either:

                         (i)          (A) the Company Board of Directors has received a Competing Proposal (that has not been withdrawn) that constitutes a Superior Proposal, (B) the Company Board of Directors determines in good faith (after considering in good faith any counter-offer or proposal made by Parent during the two-day period contemplated by clause (D) below), that the failure to effect a Change in Recommendation in light of such Superior Proposal reasonably would be expected to result in a breach of its fiduciary duties to Company’s shareholders under applicable law, (C) at least two (2) days prior to such Change in Recommendation, Company shall have provided to Parent a written notice (a “Notice of Recommendation Change”) of its intention to make such Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Change in Recommendation), specifying the material terms and conditions of such Superior Proposal, including a copy of such Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material terms of such Superior Proposal shall require the delivery of a new Notice of Recommendation Change and a new one-day period), (D) during the two-day period following Parent’s receipt of a Notice of Recommendation Change, Company shall have given Parent the opportunity to meet with Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement, and (E) Parent shall not, within two (2) days of Parent’s receipt of a Notice of Recommendation Change have made an offer that the Board of Directors of Company determines in good faith, after consultation, to be at least as favorable to the Company’s shareholders as such Superior Proposal; or

                         (ii)          other than in connection with a Superior Proposal, (A) the Company Board of Directors determines in good faith that the failure to effect a Change in Recommendation could reasonably be expected to result in a breach of its fiduciary duties to the Company’s shareholders under applicable law and (B) at least two (2) days prior to such Change in Recommendation, Company shall have provided to Parent a Notice of Recommendation Change of its intention to make such Change in Recommendation (which notice shall not be deemed to be, in and of itself a Change in Recommendation), specifying in reasonable detail the circumstances for such proposed Change in Recommendation (it being understood and agreed that any change to such circumstances or any additional circumstances shall require the delivery of a new Notice of Recommendation Change and a new one-day period), and (C) during the two-day period following Parent’s receipt of a Notice of Recommendation Change, Company shall have given Parent the opportunity to meet with Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement.

          6.5          Legal Conditions to Merger.

          Each of Parent and Company shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party, or any waiver thereof, which is required to be obtained by Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

          6.6          Employees.

                         (a)          To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) and employee welfare plans (within the meaning of ERISA Section 3(1) maintained by Parent or Parent Bank, as applicable, individuals who are employees of Company or any Company Subsidiary at the Effective Time and who become eligible to participate in such plans will be credited with periods of service with Company or any Company Subsidiary (or with any predecessor to Company or any Company Subsidiary, to the extent such service is credited for such purposes under the corresponding Plan) before the Effective Time as if such service had been with Parent or Parent Bank, as applicable.

                         (b)          After the Effective Time, except to the extent that Parent or its Subsidiaries continues Plans in effect or as otherwise expressly provided in this Agreement, employees of Company or any of the Company Subsidiaries who become employed by Parent or any of the Parent Subsidiaries will be eligible for employee benefits that Parent or such Parent Subsidiary, as the case may be, provides to its newly-hired employees generally and, except as otherwise required by this Agreement, on the same basis as is applicable to such newly-hired employees, provided that nothing in this Agreement shall require any duplication of benefits. To the extent permitted under applicable Law and Parent’s group health, life insurance and disability plans, and paid time off plans, Parent will or will cause Parent Bank to give credit to employees of Company and Company Subsidiaries, with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under such plans of Parent or Parent Bank, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable plans of Company or Company Subsidiaries and to waive preexisting condition limitations to the same extent waived under the corresponding Plan.

                         (c)          After the Merger, Parent and each relevant Parent Subsidiary will honor and perform the obligations of Company under the contracts, plans and arrangements listed in Sections 6.6(d) and 3.13 of the Company Disclosure Schedules.

                         (d)          After the Effective Time, Parent and each relevant Parent Subsidiary will provide a severance benefit to each employee of Company or any Company Subsidiary immediately before the Effective Time (other than any such employee who is a party to any written agreement relating to employment or severance described in Section 3.13(a) hereof) in accordance with the terms of the Madison Square Federal Savings Bank Employee Severance Compensation Plan as in effect on the date hereof (the “Company Severance Plan”).

                         (e)          Company shall use its reasonable best efforts to cause to be delivered to Parent within thirty (30) days following execution of this Agreement with respect to each executive officer named in Section 3.12(a) of the Company Disclosure Schedules, the written acknowledgment of each such individual pursuant to which each such individual agrees and acknowledges that the dollar amount of severance or termination benefits set forth opposite such individual’s name on such Disclosure Schedule (other than amounts accrued on the financial statements of Company and Company Bank) is the maximum amount that would be due to such individual under any employment agreement, special termination agreement, change in control agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, or any other non-qualified pension benefit or welfare benefit plan maintained by Company or a Company Subsidiary assuming a termination of such individual’s employment on the Effective Time. Company and Parent acknowledge and agree that the amounts shown on the Disclosure Schedule and the letter of acknowledgment for each officer named herein reflect a good faith estimate of the maximum amounts that will be payable to such individuals under the circumstances described and may be subject to adjustment upon an actual termination of employment in order to reflect increases in such individuals’ compensation and benefit plans consistent with past practices for routine periodic increases and changes in tax rates and assumptions used in making such good faith estimates.

          6.7          Indemnification.

                         (a)          In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Company (the

“Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of Company or any of their respective predecessors or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer, employee, trustee or other agent of any other entity or in any capacity with respect to any employee benefit plan of Company or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and defend against and respond thereto to the extent permitted by applicable Law and the articles of incorporation and bylaws of Company as in effect on the date hereof. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent to which such Indemnified Parties would be entitled to have the right to advancements of expenses or to be indemnified under the articles of incorporation and bylaws of Company as in effect on the date of this Agreement as though such Articles of Incorporation and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall be obligated pursuant to this Section 6.7(a) to pay for only one firm of counsel for each Indemnified Party, and (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof; provided, however, that the failure to so notify shall not affect the obligations of Parent under this Section 6.7 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 6.7 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Parent shall require any successor to expressly assume its obligations under this Section 6.7(a).

                         (b)          Parent shall purchase, prior to the Closing, for the benefit of the persons (“Insured Persons”) currently covered by the directors’ and officers’ liability insurance policy/ies currently maintained by Company (“D&O Coverage”), similar directors’ and officers’ liability insurance coverage with a claims reporting or discovery period of at least six years after the Effective Time. Parent may purchase such coverage: (i) under Company’s current policy/ies; or (ii) under a policy/ies of similar scope of coverage, retentions, and limits of liability, containing terms and conditions that generally are not less advantageous than Company’s current policy, and from an insurance carrier with the same or better credit rating as Company’s current D&O Coverage carrier/s. In either case, the policy/ies will cover acts or omissions occurring prior to the Effective Time, which were committed by such Insured Persons in their capacity as officers, directors, employees, or other Insured Persons of Company; provided however, that in no event shall Parent be required to expend pursuant to this Section 6.7(b) more than an amount equal to 150% of the current annual amount expended by Company to maintain or procure D&O Coverage. In connection with the foregoing, Company agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

          6.8          Additional Agreements.

          In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and Parent’s and Company’s Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

          6.9          Advise of Changes.

          Parent and Company shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its respective representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a), as the case may be, or the compliance by Company with the covenants set forth in Section 5.1.

          6.10          Current Information.

          During the period from the date of this Agreement to the Effective Time, Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Parent and to report the general status of the ongoing operations of Company. Company will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of Company and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or the institution or the threat of litigation involving Company, and will keep Parent fully informed of such events. Without limiting the foregoing, senior officers of Parent shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Company and the Company Subsidiaries, in accordance with applicable law, and Company shall give due consideration to Parent’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Parent nor any of its Subsidiaries shall under any circumstance be permitted to exercise control of Company or any Company Subsidiary prior to the Effective Time.

          6.11          ESOP Matters.

          The Company Employee Stock Ownership Plan (the “ESOP”) shall be terminated by the Company in accordance with its terms effective as of the Effective Time. The accounts of all participants and beneficiaries in the ESOP as of the Effective Time shall become fully vested as of the Effective Time. Any shares of Company Common Stock held in the ESOP shall be converted into the Merger Consideration and shall be allocated as earnings to the accounts of ESOP participants who have account balances in the ESOP in accordance with the applicable provisions of the ESOP. As soon as practicable after the Effective Time, the Parent shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP. As soon as practicable following the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Parent agrees to permit continuing employees to rollover the cash portion of their account balances in the ESOP to Parent’s 401(k) Plan. During the period from the date of this Agreement to the Effective Time, Company shall refrain from allocating any additional shares of Company Common Stock under the ESOP, except as required by the ESOP and the applicable ESOP loan documents.

          6.12          Compliance with Section 409A.

          Prior to the Effective Time, and to the extent any such Plans are eligible for correction or amendment, the Company or a Company Subsidiary shall take any and all actions necessary, pursuant to the IRS guidance under Notice 2008-113, Notice 2010-6 or Notice 2010-80, to ensure that each Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Section 409A of the Code is in operational and documentary compliance with Section 409A of the Code as of the Effective Time. To the extent that the Company or a Company Subsidiary has identified any potential failure of a nonqualified deferred compensation plan to comply with Section 409A of the Code, the Company will provide to the Parent: (a) notice regarding any such potential failure, (b) documentation regarding any such required correction prior to such correction, and (c) evidence such correction has been completed, including evidence that the Company or Company Subsidiary and any affected individual has satisfied or will satisfy the reporting requirements, as applicable.

          6.13          Execution and Authorization of Bank Merger Agreement.

          As soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of the Parent Bank to approve and adopt the Bank Merger Agreement, (ii) cause the Parent Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of the Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve and adopt the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of the Company Bank.

          6.14           Merger Covenants.

          Notwithstanding that Company believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, Company recognizes that Parent may have different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, Company and Parent shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming, based upon such consultation, Company’s loan, accrual and reserve policies to those policies of Parent to the extent appropriate; provided, however, that no modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 7.1 and 7.2. No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 6.15 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

ARTICLE VII
CONDITIONS PRECEDENT

          7.1          Conditions to Each Party’s Obligation To Effect the Merger.

          The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                         (a)          Shareholder Approval.

                         This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of Company.

                         (b)          Other Approvals.

                         All Regulatory Approvals required to consummate the transactions contemplated hereby (including those set forth in Sections 3.4(a) and 4.3(a)) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

                         (c)          No Injunctions or Restraints; Illegality.

                         No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions (an “Injunction”) contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

          7.2          Conditions to Obligations of Parent.

          The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

                         (a)          Representations and Warranties.

                         The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of Company by each of the Chairman of the Board of Directors and the President, Chief Executive Officer and Chief Financial Officer of Company to the foregoing effect.

                         (b)          Performance of Covenants and Agreements of Company.

                         Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of Company by each of the Chairman of the Board of Directors and the President, Chief Executive Officer and Chief Financial Officer of Company to such effect.

                         (c)          Consents under Agreements.

                         The consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in order to permit the Merger to be consummated and to permit the succession by the Surviving Corporation pursuant to the Merger to any material obligation, right or interest of Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument without any violation or default occurring thereunder shall have been obtained.

                         (d)          No Material Adverse Effect.

                         There shall have been no changes since March 31, 2014, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Company or any Company Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Company.

          7.3          Conditions to Obligations of Company.

          The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

                         (a)          Representations and Warranties.

                         The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Company shall have received a certificate signed on behalf of Parent by each of (i) either the President and Chief Executive Officer and (ii) the Chief Financial Officer of Parent to the foregoing effect.

                         (b)          Performance of Covenants and Agreements of Parent.

                         Parent shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Company shall have received a certificate signed on behalf of Parent by each of (i) the President and Chief Executive Officer and (ii) the Chief Financial Officer of Parent to such effect.

ARTICLE VIII
TERMINATION AND AMENDMENT

          8.1          Termination.

          This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:

                         (a)          by mutual consent of Parent and Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                         (b)          by either Parent or Company upon written notice to the other party (i) 30 days after the date on which any request or application for a Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Regulatory Approval, unless within the 30-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                         (c)          by either Parent or Company if the Merger shall not have been consummated on or before March 31, 2015, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                         (d)          by either Parent or Company (provided that the terminating party is not in breach of its obligations under Section 6.4) if the approval of the shareholders of Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

                         (e)          by either Parent or Company (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right not to consummate this Agreement) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party such that the condition set forth in Section 7.2(a) or Section 7.3(a), as the case may be, would not be satisfied, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

                         (f)          by either Parent or Company (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right not to consummate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party such that the condition set forth in Section 7.2(b) or Section 7.3(b), as the case may be, would not be satisfied, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

                         (g)          by Parent, if the management of Company or its Board of Directors, for any reason, (i) fails to call and hold within 90 days of the date of this Agreement a meeting of Company’s shareholders to consider and approve this Agreement and the transactions contemplated hereby in accordance with its obligations set forth in Section

6.4, (ii) effects a Change in Recommendation, (iii) approves or recommends any Competing Proposal (whether or not a Superior Proposal) or Company enters into any agreement (other than a confidentiality agreement as contemplated by Section 6.3(b) hereof) with respect to any Competing Proposal or (iv) otherwise violates Section 6.3 in any material respect and as a result thereof Company receives a Competing Proposal; and

                         (h)          by Company, immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (1) Company has not materially breached or violated the terms of Section 6.3 hereof in connection with such Superior Proposal (or any Competing Proposal that was a precursor thereto), (2) subject to the terms of this Agreement, Company Board of Directors has effected a Change in Recommendation in response to such Superior Proposal pursuant to and in compliance with Section 6.4(i) and authorized Company to enter into such definitive agreement for such Superior Proposal (which authorization may be subject to termination of this Agreement) and (3) immediately following the termination of this Agreement, Company enters into such definitive agreement to effect such Superior Proposal.

          8.2          Effect of Termination.

          In the event of termination of this Agreement by either Parent or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the second to last sentence of Section 6.2(a) and Sections 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

          8.3          Amendment.

          Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company; provided, however, that after any approval of this Agreement by the shareholders of Company, no amendment shall modify the amount or the form of the consideration to be provided in the Merger to holders of Company Common Stock or otherwise materially adversely affect the shareholders of Company, except as otherwise may be permitted by applicable Laws. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.4          Extension; Waiver.

          At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

          9.1          Closing.

          Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., eastern standard time, at the offices of Rhoads & Sinon LLP, counsel to Parent, on a date and place specified by the Parties, which shall be no later than five Business Days after receipt of both the Requisite Regulatory Approvals and the approval of the shareholders of Company, or on such other date, place and time as the parties may agree in writing (the “Closing Date”).

          9.2          Nonsurvival of Representations, Warranties and Agreements.

          None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

          9.3          Expenses; Breakup Fee.

                         (a)          Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                         (b)          In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

                         (c)          As a condition of Parent’s willingness, and in order to induce Parent, to enter into this Agreement, Company hereby agrees to pay Parent a fee of $575,000 (the “Breakup Fee”), within three business days after written demand for payment is made by Parent, following the occurrence of any of the following events:

                                        (i) Company terminates this Agreement pursuant to Section 8.1(h) or Parent terminates this Agreement pursuant to Section 8.1(g); or

                                        (ii) the entering into a definitive agreement by Company relating to a Competing Proposal or the consummation of a Competing Proposal involving Company, whichever comes first, within twelve months after the termination of this Agreement by Parent or Company pursuant to Section 8.1(d), provided that (i) a Competing Proposal, whether or not conditional, shall have been publicly announced after the date hereof and before the meeting of shareholders to vote on the Merger (or any Person shall have, after the date hereof and before the meeting of shareholders to vote on the Merger, publicly announced an intention, whether or not conditional, to make a Competing Proposal) or (ii) the board of directors of Company has made a Change in Recommendation (or publicly proposed to make a Change in Recommendation).

                         (d) The right to receive payment of the Breakup Fee will constitute the sole and exclusive remedy of Parent against Company and its Subsidiaries and their respective officers and directors with respect to the events under (c)(i) or (ii) above.

          9.4          Notices.

          All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), by properly addressed electronic mail delivery or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, Acquisition Subsidiary or Parent Bank, to:

Codorus Valley Bancorp, Inc. 105 Leader Heights Road P.O. Box 2887 York, Pennsylvania 17405-2887 Attn.: Larry J. Miller

with a copy (which shall not constitute notice) to:

Codorus Valley Bancorp, Inc. 105 Leader Heights Road P.O. Box 2887 York, Pennsylvania 17405-2887 Attn.: Benjamin F. Riggs, Jr., Esq.

and

Rhoads & Sinon, LLP One South Market Square Harrisburg, PA 17101 Attn.: Charles J. Ferry, Esq.

(b)	if to Company or Company Bank, to:

Madison Bancorp, Inc. 8615 Ridgely’s Choice Dr., Suite 111 Baltimore, Maryland 21236 Attn.: Michael P. Gavin

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005 Attn.: Gary R. Bronstein, Esq.

          9.5          Interpretation.

          When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

          9.6          Counterparts.

          This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          9.7          Entire Agreement.

          This Agreement (including the disclosure schedules, exhibits, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

          9.8          Governing Law.

          This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law rules.

          9.9            Enforcement of Agreement.

          The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          9.10          Severability.

          Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          9.11          Publicity.

          Except as otherwise required by law or the rules of the Nasdaq Stock Market, Inc. (or such other exchange on which the Parent Common Stock may become listed), so long as this Agreement is in effect, neither Parent nor Company shall, or shall permit any of their Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and Company shall cooperate to prepare a joint press release announcing the signing of this Agreement and the transactions contemplated hereunder.

          9.12          Assignment; Limitation of Benefits.

          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 1.4 with respect to the payment of the Merger Consideration, Section 1.5 with respect to the treatment of stock options under the Company Stock Plan, Section 6.6 with respect to obligations owed to employees and directors of Company if the Merger is consummated (including the documents and instruments referred to herein) and Section 6.7 with respect to indemnification, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns. Prior to consummation of the Merger, no third party beneficiary as such shall have any right to consent to any amendment of this Agreement that affects any of the provisions referenced in the immediately preceding sentence.

          9.13          Additional Definitions.

          In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

          “Acquisition Subsidiary” has the meaning set forth in the preamble hereto, and shall include any predecessor thereto.

          “Acquisition Subsidiary Common Stock” shall mean the common stock, par value $2.50 per share, of Acquisition Subsidiary.

          “Affiliate” means any Person who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

          “Affiliated Person” means any director, officer or 5% or greater shareholder, spouse or other Person living in the same household of such director, officer or shareholder, or any company, partnership or trust in which any of the foregoing Persons is an officer, 5% or greater shareholder, general partner or 5% or greater trust beneficiary.

          “Agreement” has the meaning set forth in the preamble hereto.

          “Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the Pennsylvania Department of Banking and Securities, OCC, the FRB and the FDIC, which regulates Company or Parent, or any of their respective holding companies or Subsidiaries, as the case may be.

          “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

          “Change in Recommendation” has the meaning set forth in Section 6.4.

          “Closing” has the meaning set forth in Section 9.1.

          “Closing Date” has the meaning set forth in Section 9.1.

          “Code” has the meaning set forth in Section 1.5.

          “Company” has the meaning set forth in the preamble hereto, and shall include any predecessor thereto.

          “Company Bank” has the meaning set forth in the preamble hereto, and shall include any predecessor thereto.

          “Company Common Stock” shall mean the common stock, par value $0.01 per share, of Company.

          “Company Contract” has the meaning set forth in Section 3.13(a).

          “Company Delinquent Loans” shall mean (i) all loans with principal and/or interest that are 30-89 days past due, (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal and/or interest that are nonaccruing, (iv) restructured and impaired loans, (v) OREO and (vi) net charge-offs from December 31, 2013 through the last business day of the month prior to the Closing Date.

          “Company Disclosure Schedules” has the meaning set forth in Article III.

          “Company Documents” has the meaning set forth in Section 3.5.

          “Company Group” has the meaning set forth in Section 3.11(b).

          “Company Severance Plan” has the meaning set forth in Section 6.6(d).

          “Company Stock Certificates” shall have the meaning set forth in Section 2.1(a).

          “Company Stock Plan” means the Company’s 2011 Equity Incentive Plan.

          “Company Subsidiaries” includes Company Bank and every other member of the Company Group, and shall include any predecessor to any of the foregoing.

          “Competing Proposal” means any of the following involving Company or any Company Subsidiary: any inquiry, proposal or offer, whether or not in writing, from any Person relating to any direct or indirect acquisition or purchase by such Person of Company or any Company Subsidiary or any business line of Company that constitutes 25% or more of the net revenues, net income or assets of Company and its subsidiaries, taken as a whole, or 25% or more of any class of equity securities of Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of Company or any of its Subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          “Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 19, 2014 between Parent and Company.

          “D&O Coverage” has the meaning set forth in Section 6.7(b).

          “Dissenting Shares” has the meaning set forth in Section 2.2.

          “Effective Time” means the close of business on the Closing Date when the Merger is effective in accordance with the terms of this Agreement.

          “Environmental Laws” has the meaning set forth in Section 3.15(a).

          “ERISA” has the meaning set forth in Section 3.12(a).

          “ESOP” has the meaning set forth in Section 6.11.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Exchange Agent” shall mean Wells Fargo Bank, N.A., or such bank or trust company or other agent designated by Parent, and reasonably acceptable to Company, which shall act as agent for Parent in connection with the exchange procedures for converting Company Stock Certificates into the Merger Consideration.

          “Exchange Fund” has the meaning set forth in Section 2.1(c).

          “Fairness Opinion” has the meaning set forth in Section 3.21.

          “FDIC” has the meaning set forth in Section 3.1(b).

          “FRB” has the meaning set forth in Section 3.1(a).

          “GAAP” has the meaning set forth in Section 3.6.

          “Governmental Entity” has the meaning set forth in Section 3.4(a).

          “Hazardous Materials” means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance regulated under any applicable Environmental Law.

          “Holder” shall have the meaning set forth in Section 2.1.

          “Indemnified Parties” has the meaning set forth in Section 6.7.

          “Injunction” has the meaning set forth in Section 7.1(c).

          “Insured Persons” has the meaning set forth in Section 6.7(b).

          “IRS” means the Internal Revenue Service.

          “Knowledge” with respect to any entity, refers to the actual knowledge of such entity’s directors and officers in the ordinary course of their duties in such positions.

          “Laws” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

          “Letter of Transmittal” shall have the meaning set forth in Section 2.1(g).

          “Loans” has the meaning set forth in Section 3.7(a).

          “Material Adverse Effect” shall mean, with respect to Parent or Company, any effect that (i) is material and adverse to the financial condition, results of operations or business of Parent and the Parent Subsidiaries taken as a whole, or Company and the Company Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either Company, on the one hand, or Parent, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies; (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party; (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries; (f) changes in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of Parent or Company, or any of the Parent Subsidiaries or the Company Subsidiaries, respectively, resulting from a change in interest rates generally; (g) changes in Company’s stock price or trading volume, or any failure by Company to meet internal or published projections, forecasts or revenue or earnings predictions for any period (it being agreed that the facts giving rise or contributing to any such failure may be a Material Adverse Effect); or (h) the termination of any employees or independent contractors.

          “Merger” has the meaning set forth in the recitals hereto.

          “Merger Consideration” has the meaning set forth in Section 1.4(a).

          “MGCL” shall mean the General Corporation Law of the State of Maryland.

          “Notice of Recommendation Change” has the meaning set forth in Section 6.4.

          “OREO” has the meaning set forth in Section 3.7.

          “Parent” has the meaning set forth in the preamble hereto.

          “Parent Bank” has the meaning set forth in the preamble hereto.

          “Parent Common Stock” shall mean the common stock, par value $2.50 per share, of Parent.

          “Parent Disclosure Schedules” has the meaning set forth in Article IV.

          “Parent Documents” has the meaning set forth in Section 4.4.

          “PBCL” has the meaning set forth in the introductory paragraph to this Agreement.

          “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

          “Permits” has the meaning set forth in Section 3.18(b).

          “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          “Plans” has the meaning set forth in Section 3.12(a).

          “Proxy Materials” has the meaning set forth in Section 3.21.

          “Regulatory Agencies” has the meaning set forth in Section 3.5.

          “Regulatory Agreement” has the meaning set forth in Section 3.14.

          “Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

          “Representatives” has the meaning set forth in Section 6.3.

          “Requisite Regulatory Approvals” has the meaning set forth in Section 7.1(b).

          “Scheduled IP” has the meaning set forth in Section 3.23.

           “SEC” means the Securities and Exchange Commission.

          “Securities Act” has the meaning set forth in Section 3.20.

          “Special Meeting” has the meaning set forth in Section 6.4.

          “Subsidiary” means, with respect to any party, any corporation, partnership, limited liability company, trust or other organization or association, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

          “Superior Proposal” means any of the following involving Company or any Company Subsidiary: any written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of Company, and otherwise on terms which the Board of Directors of Company, determines in its good faith judgment (after consultation with Sandler O’Neill & Partners, L.P., or another financial advisor of nationally recognized reputation) to be more favorable to its shareholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

          “Surviving Corporation” has the meaning set forth in Section 1.1.

          “Tax” means any tax (including any income tax, capital gains tax, payroll tax, value-added tax, sales tax, property tax, gift tax, or estate tax), tariff, duty (including any customs duty), and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, tariff or duty.

          “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Tax.

          “Taxing Authority” means any federal, state, local, municipal, foreign, or other government.

          “Third Party” has the meaning set forth in Section 6.3(a).

          “Unlawful Gains” has the meaning set forth in Section 3.18(e).

          “U.S. Anti-Money Laundering Laws” means the Bank Secrecy Act (12 U.S.C. §§ 5311 through 5332, inclusive, as amended), 12 U.S.C. §§ 5340 through 5342, inclusive, as amended, the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001 (Title III of Pub. L. No. 107-56 (effective October 26, 2001), as amended), and the rules and regulations of the U.S. Department of the Treasury or any other Governmental Authority thereunder.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Codorus Valley Bancorp, Inc., CVLY Corp. and Madison Bancorp, Inc. have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

CODORUS VALLEY BANCORP, INC.

ATTEST:

By:	By:

Name: Benjamin F. Riggs, Jr.		Name:	Larry J. Miller
Title: Secretary		Title:	President & Chief Executive Officer

CVLY CORP.

ATTEST:

By:	By:

Name: Benjamin F. Riggs, Jr.		Name:	Larry J. Miller
Title: Secretary		Title:	President

MADISON BANCORP, INC.

ATTEST:

By:	By:

Name:		Name:	Michael P. Gavin
Title:		Title:	President & Chief Executive Officer

EXHIBIT A – FORM OF BANK MERGER AGREEMENT

BANK PLAN OF MERGER AND COMBINATION AGREEMENT

THIS BANK PLAN OF MERGER AND COMBINATION AGREEMENT (“Plan of Merger”) dated as of July ___, 2014, is by and between PEOPLESBANK, A CODORUS VALLEY COMPANY, a Pennsylvania bank and trust company (“Parent Bank”), and MADISON SQUARE FEDERAL SAVINGS BANK, a federal savings bank (“Company Bank”).

BACKGROUND

          1.          Parent Bank is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., a Pennsylvania corporation (“Parent”). The authorized capital stock of Parent Bank consists of 5,000,000 shares of capital stock, par value $2.50 per share (“Parent Bank Capital Stock”), of which at the date hereof 60,000 shares are issued and outstanding.

          2.          Company Bank is a federal savings bank and a wholly-owned subsidiary of Madison Bancorp, Inc. (“Company”). The authorized capital stock of Company Bank consists of 10,000 shares of common stock, par value $1.00 per share (“Company Bank Common Stock”), of which at the date hereof 100 shares are issued and outstanding and 1,000 shares of preferred stock, par value $1.00 per share, of which at the date hereof no shares are issued and outstanding.

          3.          The respective Boards of Directors of Parent Bank and Company Bank deem the merger of Company Bank with and into Parent Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective stockholders.

          4.          The respective Boards of Directors of Parent Bank and Company Bank have adopted resolutions approving this Bank Plan of Merger. The respective Boards of Directors of Parent and Company have adopted resolutions approving an Agreement and Plan of Merger of even date herewith (the “Agreement”) among Parent, CVLY Corp. (“Acquisition Subsidiary”) and Company, providing for the merger of Acquisition Subsidiary with and into Company (the “Parent Merger”) and pursuant to which this Bank Plan of Merger is being executed by Parent Bank and Company Bank.

AGREEMENT

          In consideration of the premises and of the mutual covenants and agreements herein contained, Parent Bank and Company Bank, intending to be legally bound hereby, agree:

ARTICLE I
MERGER; BUSINESS

          1.1        Terms and Conditions; Method of Effectuation. Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania and the Office of the Comptroller of the Currency, on the Effective Date (as that term is defined in Article V hereof): Company Bank shall merge with and into Parent Bank; the separate existence of Company Bank shall cease; and Parent Bank shall be the surviving bank under the name and title “PeoplesBank, a Codorus Valley Company” (such transaction referred to herein as the “Bank Merger” and Parent Bank, as the surviving bank in the Bank Merger, referred to herein as the “Surviving Bank”).

          1.2        Business. The business of the Surviving Bank shall be conducted at the main office of Parent Bank, and shall be located at 105-109 Leader Heights Road, York, Pennsylvania 17403, and its legally established branches, which shall include the main office and all of the branch offices of Company Bank.

ARTICLE II
ARTICLES OF INCORPORATION AND BY-LAWS

          On and after the Effective Date of the Bank Merger, the articles of incorporation and bylaws of Parent Bank shall continue to be the articles of incorporation and bylaws of the Surviving Bank.

ARTICLE III
BOARD OF DIRECTORS AND OFFICERS

          3.1          Board of Directors. On and after the Effective Date of the Bank Merger, the directors of Parent Bank immediately prior to the Effective Date shall continue to be the directors of Parent Bank as the Surviving Bank in the Bank Merger.

          3.2          Officers. On and after the Effective Date of the Bank Merger, the officers of Parent Bank duly elected and holding office immediately prior to such Effective Date shall be the officers of Parent Bank, as the Surviving Bank in the Bank Merger.

ARTICLE IV
CONVERSION OF SHARES

          4.1          Stock of Parent Bank. Each share of Parent Bank Capital Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of capital stock of the Surviving Bank.

          4.2          Stock of Company. Each share of Company Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be canceled and no cash, stock or other property shall be delivered in exchange therefore.

ARTICLE V
EFFECTIVE DATE OF THE MERGER

          The Merger shall be effective on the date on which articles of merger executed by Company Bank and Parent Bank are filed with and endorsed by the Pennsylvania Department of Banking and Securities, unless a later date is specified in such articles of merger (the “Effective Date”). Notwithstanding the foregoing, the Merger shall not be effective unless and until notification of the Merger has been provided to the Office of the Comptroller of the Currency pursuant to 12 C.F.R. 163.22(b)(1)(i).

ARTICLE VI
EFFECT OF THE MERGER

          On the Effective Date: The separate existence of Company Bank shall cease; the principal and branch offices of Company Bank shall become authorized branch offices of the Surviving Bank; and all of the property (real, personal and mixed), rights, powers, duties and obligations of Parent Bank and Company Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

ARTICLE VII
CONDITIONS PRECEDENT

          The obligations of Parent Bank and Company Bank to effect the Merger shall be subject to (i) the approval of this Plan of Merger by Company and Parent in their capacities as the sole shareholder of Company Bank and Parent Bank, respectively, (ii) receipt of the required approval of the Federal Deposit Insurance Corporation, the Pennsylvania

Department of Banking and Securities, and any other applicable regulatory authority, (iii) receipt of any necessary approval to operate the main office of Company Bank and the branch offices of Company Bank as offices of the Surviving Bank, and (iv) the completion of the transactions contemplated by the Agreement on or before the Effective Date.

ARTICLE VIII
TERMINATION

          This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE IX
AMENDMENT

          Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE X
MISCELLANEOUS

          10.1          Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.

          10.2          Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Agreement.

          10.3          Captions. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

          10.4          Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

          10.5          Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.

          10.6          Savings Account Issuance by Surviving Bank. After the Effective Date, the Surviving Bank will continue to issue deposit accounts, including savings accounts, on the same basis as immediately prior to the Effective Date.

          10.7          Liquidation Account. The liquidation account established by Company Bank pursuant to the plan of conversion adopted in connection with Company Bank’s conversion from mutual to stock form shall, to the extent required by law, continue to be maintained by Parent Bank after the Effective Date for the benefit of those persons and entities who were savings account holders of Company Bank on the eligibility record date and supplemental eligibility record date for such conversion and who continue from time to time to have rights therein.

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          IN WITNESS WHEREOF, each party has caused this Plan of Merger and Combination Agreement to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:	PEOPLESBANK, A CODORUS VALLEY COMPANY

By:
Benjamin F. Riggs, Secretary	Larry J. Miller, President & CEO
(SEAL)

ATTEST:	MADISON SQUARE FEDERAL SAVINGS BANK

By:
Secretary	Michael P. Gavin, President & CEO
(SEAL)

EXHIBIT B – FORM OF VOTING AGREEMENT

Codorus Valley Bancorp, Inc.
105 Leader Heights Road
P.O. Box 2887
York, Pennsylvania

Ladies and Gentlemen:

          Codorus Valley Bancorp, Inc. (“Parent”), CVLY Corp. (“Acquisition Subsidiary”) and Madison Bancorp, Inc. (“Company”) have entered into an Agreement and Plan of Merger dated as of July 22, 2014 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) Acquisition Subsidiary will merge with and into Company, with Company surviving the merger (the “Merger”); and (b) shareholders of Company will receive $22.90 cash for each share of Company common stock he or she owns, all as stated in and pursuant to the terms and conditions of the Merger Agreement.

          Parent has requested, as a condition to its execution and delivery to Company of the Merger Agreement, that the undersigned, being a director and/or executive officer of Company and/or Madison Square Federal Savings Bank (“Company Bank”), execute and deliver to Parent this Letter Agreement.

          The undersigned, in order to induce Parent to execute and deliver to Company the Merger Agreement, and intending to be legally bound, hereby irrevocably:

          (a)          agrees to be present (in person or by proxy) at all meetings of shareholders of Company called to vote for approval of the Merger so that all shares of common stock of Company over which the undersigned or a member of the undersigned’s immediate family now has sole or shared voting power (other than shares voted in a fiduciary capacity on behalf of a person who is not an immediate family member) will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Company), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Company, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;

(b) agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Company, to approve or adopt the Merger Agreement;

          (c)          agrees not to sell, transfer or otherwise dispose of any common stock of Company on or prior to the date of the meeting of Company shareholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, lineal descendants or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement; and

          (d)          represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

          The obligations set forth herein shall terminate concurrently upon the earlier of (a) the approval of the Merger by the shareholders of Company and (b) any termination of the Merger Agreement. This letter agreement shall only apply to actions taken by the undersigned in his capacity as a stockholder of the Company and, if applicable, shall not in any way limit or affect actions the undersigned may take in his capacity as a director or officer of the Company.

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The undersigned intends to be legally bound hereby.

Sincerely,

Signature

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